Exhibit 99.1

1-800-FLOWERS.COM® Acquires DesignPac Gifts LLC, a Leading Designer, Assembler and Distributor of Gourmet Gift Baskets, Gourmet Food Towers and Gift Sets

  Acquisition for approximately $36 million is expected to further accelerate the Company’s growth in its key Gourmet Food and Gift Basket Category

CARLE PLACE, N.Y.--(BUSINESS WIRE)--1-800-FLOWERS.COM (NASDAQ: FLWS), a leading multi-channel retailer of thoughtful gifts for all occasions, today announced its acquisition of DesignPac Gifts LLC, a leading designer and assembler of gourmet gift baskets, gourmet food gift towers and gift sets including a broad range of branded and private label components based in Melrose Park, Illinois. The acquisition, for approximately $36 million in cash, closed on April 30, 2008. DesignPac generated revenues of more than $50 million in calendar 2007.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “DesignPac is an important addition to our Gourmet Food and Gift Basket business. It brings tremendous capabilities and experience in the design, sourcing, production and distribution of gift baskets and gift sets, as well as strong relationships with many of the leading retailers throughout the country. It also brings an experienced and focused management team that has built a cost efficient and profitable business that, we believe, can help us enhance the growth and profitability of all our existing gourmet food gifts businesses.”

Jeffrey Burkard, President & CEO of DesignPac said, “We are very excited about joining together with the 1-800-FLOWERS.COM team. DesignPac’s food gift product development and assembly strengths are a natural fit for 1-800-FLOWERS.COM’s great family of gourmet food gift brands as they seek to provide the highest quality, value-driven, gifts for their customers. In addition, 1-800-FLOWERS.COM’s manufacturing capabilities, financial strength, and commitment to being a powerhouse in the specialty food gift industry will allow us to enhance our service and offerings to our wholesale customers and take our company to the next level.”

DesignPac will continue to be based in Illinois and senior management will remain with the business, which will become a wholly owned subsidiary of 1-800-FLOWERS.COM. Jeffrey Burkard will continue as President; Darrell Naughton as Sr. Vice President, Sales and Marketing; Dorothy Hanley, VP of Finance and Operations, Kathleen Burkard,VP of Purchasing and Claudia Kerbel,VP of Sales and Marketing.

McCann noted that during the past several years, through a combination of internal development and strategic acquisitions, 1-800-FLOWERS.COM has become a leading provider of gourmet gifts including such iconic brands as Fannie May Confections, The Popcorn Factory and Cheryl&Co. “With the addition of DesignPac, we have grown this key business category to a revenue run rate of more than $250 million with strong contribution margins. We believe DesignPac’s unique capabilities in the design and production of gift baskets and gift sets can be leveraged across all of our gourmet food brands to enhance our product offering and further expand our multi-channel retailing strategy.”

McCann added that “due to the seasonality of its business, with the majority of its sales and profitability occurring during the calendar fourth quarter holiday period, the DesignPac acquisition will be dilutive to our current fiscal fourth quarter but nicely accretive to our EBITDA and EPS for fiscal 2009 which begins in July.”

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and a provider of specialty gifts for all occasions. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), named one of the top 50 online retailers by Internet Retailer and the recipient of ICMI’s 2006 Global Call Center of the Year Award, offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight “Fresh From Our Growerssm.” As always, 100% satisfaction and freshness are guaranteed.

The 1-800-FLOWERS.COM, Inc. collection of brands also includes Gourmet Gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands® (www.fanniemay.com and www.harrylondon.com); gourmet foods from Greatfood.com® (www.greatfood.com); wine gifts from Ambrosia® (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) as well as Home Decor and Children’s Gifts from Plow & Hearth® (1-800-627-1712 or www.plowandhearth.com), Wind & Weather® (www.windandweather.com), HearthSong® (www.hearthsong.com) and Magic Cabin® (www.magiccabin.com); and the BloomNet® (www.mybloomnet.net) international floral wire service provides quality products and diverse services to a select network of professional florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ Global Select Market under ticker symbol FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for continued improvement in revenues, EBITDA and EPS and the Company’s guidance with respect to its fiscal 2008 fourth quarter and fiscal 2009, including. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its revenue and profitability growth guidance for fiscal year 2008, its ability to grow revenues and contribution margin in its Gourmet Food and Gift Baskets business category; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; it’s ability to generate forecasted levels of free cash flow; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Report on Form 10-K for the fiscal year ended July 1, 2007 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

CONTACT:
1-800-FLOWERS.COM
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Steven Jarmon, 516-237-4675
sjarmon@1800flowers.com